Exhibit 99.1

GSI Technology, Inc. Reports Second-Quarter Fiscal 2012 Results

SUNNYVALE, Calif.--October 27, 2011--GSI Technology, Inc. (Nasdaq: GSIT) reported net income of $1.7 million, or $0.06 per diluted share, on net revenues of $20.8 million in its second fiscal quarter ended September 30, 2011, compared to net income of $5.2 million, or $0.18 per diluted share, on net revenues of $26.7 million in the comparable period a year ago. In the prior quarter ended June 30, 2011, the Company earned $3.3 million, or $0.11 per diluted share, on net revenues of $23.0 million.

Lee-Lean Shu, Chairman and Chief Executive Officer of GSI, remarked that second-quarter net revenues were somewhat lower than the Company's initial guidance of $22.8 million to $23.8 million provided early in the second quarter. The shortfall, as noted in the Company’s press release of October 13, 2011, is attributable to lower-than-anticipated sales to Cisco Systems, GSI's largest customer, and to softness in demand from a number of Asian OEM customers. "We believe that this softness in demand is largely a reflection of a global economy that continues to struggle as it emerges from the 2007-2009 recession."

Second-quarter gross margin and operating margin were, respectively, 43.6% and 9.2% compared to 45.5% and 25.0% a year ago and 44.2% and 18.0% in the prior quarter. With research and development expense essentially unchanged from the prior quarter at $2.7 million, the decline in operating margin was due in part to the reduced leverage on fixed costs that came with the lower net revenues and, more significantly, to a $1.0 million sequential increase in selling, general and administrative expense. Included in SG&A were legal expenses of $1.9 million, compared to $782,000 in the prior quarter, that were primarily associated with a previously announced patent infringement lawsuit filed against GSI by Cypress Semiconductor Corporation on March 30, 2011 and a related proceeding before the United States International Trade Commission that was instituted on July 21, 2011. Also included in second-quarter legal expenses were costs associated with an antitrust lawsuit filed by GSI against Cypress on July 22, 2011.

"Although the pending Cypress litigation has consumed a fair amount of management's time, it had no discernible effect on GSI's revenues in the second quarter," said Shu. "However, the related expenses have clearly had an adverse effect on our bottom line. Regrettably, this impact on our operating expenses may continue for some time as we make the case that we have not infringed any valid Cypress patents and further argue that Cypress has violated federal and state antitrust laws by engaging in activities aimed at monopolizing the market for certain high-performance SRAM memory products. We fully expect to prevail on the merits of our case."

Second-quarter direct and indirect sales to Cisco Systems were $7.9 million, or 38.0% of net revenues, compared to $9.6 million, or 41.6% of net revenues, in the prior quarter; second-quarter fiscal 2011 sales to Cisco Systems were $10.4 million, or 39.1% of net sales. Sales to Huawei Technologies were $774,000 or 3.7% of net revenues, compared to $1.4 million, or 6.0% of net revenues, in the prior quarter, and $2.7 million, or 10.1% of net revenues, a year ago.

In dollar terms, military/defense sales were flat and comprised 10.0% of shipments compared to 8.9% of shipments in the prior quarter, when net revenues as a whole were higher. In the comparable period a year ago, military/defense sales were 7.7% of shipments. SigmaQuad sales were 35.4% of shipments compared to 32.5% of shipments in the prior quarter and 33.2% of shipments in the second quarter of fiscal 2011.

Total second-quarter fiscal 2012 pre-tax stock-based compensation expense was $515,000 compared to $510,000 in the prior quarter and $430,000 in the second quarter of fiscal 2011.

At September 30, 2011, the Company had $56.6 million in cash, cash equivalents and short-term investments, $31.5 million in long-term investments, $87.6 million in working capital, no debt, and stockholders’ equity of $131.8 million.

Outlook for Third-Quarter Fiscal 2012

The Company currently expects net revenues in the third quarter of fiscal 2012 to be in the range of $18.2 million to $19.2 million, with gross margin of approximately 42.5%. Legal expenses related to pending litigation are expected to be approximately $2.0 million.

Conference Call

GSI Technology will review its financial results for the quarter ended September 30, 2011 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, October 27, 2011. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 18143841. You may also listen to the teleconference live via the Internet at www.gsitechnology.com. For those unable to attend, this Web site will archive the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; the expense and unpredictable outcome of the pending litigation mentioned in this release; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010

Net revenues	$20,783	$23,048	$26,747	$43,831	$49,665
Cost of goods sold	11,725	12,871	14,569	24,596	26,670

Gross profit	9,058	10,177	12,178	19,235	22,995

Operating expenses:

Research & development	2,698	2,639	2,864	5,337	5,399
Selling, general and administrative	4,447	3,399	2,633	7,846	5,461
Total operating expenses	7,145	6,038	5,497	13,183	10,860

Operating income	1,913	4,139	6,681	6,052	12,135

Interest and other income, net	99	146	23	245	264

Income before income taxes	2,012	4,285	6,704	6,297	12,399
Provision for income taxes	348	1,013	1,457	1,361	2,773
Net income	$1,664	$3,272	$5,247	$4,936	$9,626

Net income per share, basic	$0.06	$0.11	$0.19	$0.17	$0.35
Net income per share, diluted	$0.06	$0.11	$0.18	$0.16	$0.33

Weighted-average shares used in computing per share amounts:

Basic	28,880	28,757	27,825	28,819	27,748
Diluted	29,894	30,400	29,075	30,182	28,956

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010

Cost of goods sold	$83	$76	$89	$159	$177
Research & development	258	253	199	511	413
Selling, general and administrative	174	181	142	355	286
	$515	$510	$430	$1,025	$876

Litigation related expenses included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2011	2011	2010	2011	2010

Selling, general and administrative	$1,933	$782	$0	$2,715	$0

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept 30, 2011	March 31, 2011
Cash and cash equivalents	$25,549	$25,952
Short-term investments	31,012	26,033
Accounts receivable	12,676	15,042
Inventory	23,039	21,380
Other current assets	10,134	7,304
Net property and equipment	12,738	13,545
Long-term investments	31,539	30,938
Other assets	1,772	1,723
Total assets	$148,459	$141,917

Current liabilities	$14,831	$15,676
Long-term liabilities	1,840	1,561
Stockholders' equity	131,788	124,680
Total liabilities and stockholders' equity	$148,459	$141,917

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550